UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 20, 2014

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS - FINANCIAL CONDITION AND LIQUIDITY - “Sources of Capital” of The Southern Company (“Southern Company”) in Item 7 of its Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”) and MANAGEMENT’S DISCUSSION AND ANALYSIS - FINANCIAL CONDITION AND LIQUIDITY - “Sources of Capital” of Southern Company in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 for information regarding the agreement Georgia Power Company (“Georgia Power”) reached with the U.S. Department of Energy, acting by and through the Secretary of Energy (the “DOE”), to accept terms for a conditional commitment for federal loan guarantees that would apply to future borrowings by Georgia Power related to the construction of two new nuclear generating units under construction at Plant Vogtle (“Plant Vogtle Units 3 and 4”).

On February 20, 2014, Georgia Power entered into the following agreements: (i) a loan guarantee agreement dated as of February 20, 2014 (the “Loan Guarantee Agreement”), between Georgia Power and the DOE, (ii) the note purchase agreement dated as of February 20, 2014 (the “Note Purchase Agreement”), among Georgia Power, the Federal Financing Bank (“FFB”) and the DOE, (iii) a future advance promissory note dated February 20, 2014, made by Georgia Power to FFB (together with the Note Purchase Agreement, the “FFB Credit Facility Documents”), (iv) the Deed to Secure Debt, Security Agreement and Fixture Filing dated as of February 20, 2014 (the “Deed to Secure Debt”), between Georgia Power and PNC Bank, National Association, doing business as Midland Loan Services, Inc., a division of PNC Bank, National Association, and (v) the Owners Consent to Assignment and Direct Agreement and Amendment to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement dated as of February 20, 2014 (the “Owner Direct Agreement”), by and among Georgia Power, Oglethorpe Power Corporation (an electric membership corporation), Municipal Electric Authority of Georgia and the City of Dalton, Georgia.

Pursuant to the loan guarantee program established under Title XVII of the Energy Policy Act of 2005 (the “Title XVII Loan Guarantee Program”), Georgia Power and the DOE entered into the Loan Guarantee Agreement on February 20, 2014, pursuant to which the DOE agreed to guarantee the obligations of Georgia Power under the FFB Credit Facility Documents (the “DOE Guarantee”). The FFB Credit Facility Documents provide for a multi-advance term loan facility (the “Facility”), under which Georgia Power may make term loan borrowings through FFB.

Proceeds of advances made under the Facility will be used to reimburse Georgia Power for a portion of certain costs of construction relating to Plant Vogtle Units 3 and 4 that are eligible for financing under the Title XVII Loan Guarantee Program (“Eligible Project Costs”). Aggregate borrowings under the Facility may not exceed the lesser of (i) 70% of Eligible Project Costs or (ii) approximately $3.46 billion.

All borrowings under the Facility are full recourse to Georgia Power. Under the Loan Guarantee Agreement, Georgia Power is obligated to reimburse the DOE in the event the DOE is required to make any payments to FFB under the DOE Guarantee. Georgia Power’s reimbursement obligations to the DOE are secured as described below under “Security.”

Advances. Advances may be requested under the Facility on a quarterly basis through December 31, 2020. In connection with the initial closing of the Loan Guarantee Agreement, on February 20, 2014, Georgia Power made initial borrowings in an aggregate principal amount of $1 billion.

Future advances are subject to satisfaction of customary conditions, as well as certification of compliance with the requirements of the Title XVII Loan Guarantee Program, including accuracy of project-related representations and warranties, delivery of updated project-related information and evidence of compliance with the prevailing wage requirements of the Davis-Bacon Act of 1931, as amended (the “Davis-Bacon Act”), compliance with the Cargo Preference Act of 1954 and certification from the DOE’s consulting engineer that proceeds of the advances are used to reimburse Eligible Project Costs.

Maturity, Interest Rate and Amortization. The final maturity date for each advance under the Facility is February 20, 2044. Interest is payable quarterly in arrears on February 20, May 20, August 20 and November 20 of each year. Principal payments will begin on February 20, 2020.

Under the Facility, Georgia Power may select an interest rate period applicable to each advance, with such interest rate period ranging from three months to the final maturity date. Borrowings under the Facility will bear interest at the applicable Treasury rate plus a spread equal to 0.375%. The interest rate applicable to $500 million of the initial advance under the Facility is 3.860% for an interest period that extends to the final maturity date and the interest rate applicable to the remaining $500 million is 3.488% for an interest period that extends to February 20, 2029.

In connection with its entry into the Loan Guarantee Agreement and the FFB Credit Facility Documents, Georgia Power incurred issuance costs of approximately $67 million, which will be amortized over the life of the borrowings under the Facility. Issuance costs include fees payable to the DOE, legal and consulting expenses, and costs for compliance with certain federal requirements (including compliance with the Davis-Bacon Act).

Security. Through the Deed to Secure Debt, Georgia Power’s reimbursement obligations to the DOE under the Loan Guarantee Agreement are secured by a first priority lien on (i) Georgia Power’s 45.7% undivided ownership interest in Plant Vogtle Units 3 and 4 and (ii) Georgia Power’s rights and obligations under the principal contracts relating to Plant Vogtle Units 3 and 4, including the project development, ownership and management agreements, the engineering, procurement and construction contract, as amended (the “EPC Contract”), and related agreements and the fuel fabrication agreement and related license agreement for Plant Vogtle Units 3 and 4. There are no restrictions on Georgia Power’s ability to grant liens on its other property.

Covenants. Under the Loan Guarantee Agreement, Georgia Power is subject to customary borrower affirmative and negative covenants. In addition, Georgia Power is subject to project-related reporting requirements and other project-specific affirmative covenants, including compliance with the requirements of the Title XVII Loan Guarantee Program, construction of Plant Vogtle Units 3 and 4 in accordance with the requirements of the combined construction and operating licenses issued by the Nuclear Regulatory Commission, maintenance of rights to patents and technology necessary to construct and operate Plant Vogtle Units 3 and 4 and compliance with the Foreign Corrupt Practices Act of 1977, as amended, certain anti-terrorism laws and the Davis-Bacon Act. In addition, Georgia Power is subject to certain project-specific negative covenants, including restrictions on amendments to the principal contracts relating to Plant Vogtle Units 3 and 4.

Events of Default. Under the Loan Guarantee Agreement, Georgia Power is subject to customary events of default, including the failure to make payments when due, bankruptcy/insolvency events, transfers of collateral, invalidity of the DOE’s security interests or related loan agreements and breaches of representations and covenants. Additional events of default include any (i) failure to make payments under the EPC Contract or certain other agreements providing intellectual property rights for Plant Vogtle Units 3 and 4, (ii)(A) cross-default on other indebtedness, (B) unsatisfied Employee Retirement Income Security Act of 1974 obligations and (C) unsatisfied final legal judgments (with, in the case of items (A) through (C), threshold amounts of $100 million or more during the construction period and $500 million or more thereafter), or (iii) failure to have contractual rights to at least two reloads of fuel assemblies and related rights to a core monitoring system that complies with the combined construction and operating licenses.

The Loan Guarantee Agreement also includes events of default specific to the Title XVII Loan Guarantee Program, including abandonment of Plant Vogtle Units 3 and 4 under certain circumstances or the failure of Georgia Power or Southern Nuclear Operating Company, Inc. to comply with Title XVII, the related DOE regulations, other requirements of the Title XVII Loan Guarantee Program or laws generally.

The Loan Guarantee Agreement contains usual and customary notice and grace periods and remedies with respect to the occurrence of an event of default.

Mandatory and Optional Prepayments. In the event certain mandatory prepayment events occur, the FFB’s commitment to make further advances under the Facility will terminate and Georgia Power will be required to prepay the outstanding principal amount of all borrowings under the Facility over a period of five years (with level principal amortization). Mandatory prepayment events include cancellation of the construction of Plant Vogtle Units 3 and 4 under certain circumstances, termination of the EPC Contract, loss of or failure to receive necessary regulatory approvals, inability to recover project costs under certain circumstances, loss of access to intellectual property rights necessary to construct or operate Plant Vogtle Units 3 and 4 and certain events of loss or taking. Under certain circumstances, insurance proceeds and any proceeds from an event of taking must be applied to immediately prepay outstanding borrowings under the Facility.

In connection with any cancellation of Plant Vogtle Units 3 and 4 that results in a mandatory prepayment event, the DOE may elect to continue construction of Plant Vogtle Units 3 and 4. Under the terms of the Owner Direct Agreement, in such an event, the DOE will have the right to assume Georgia Power’s rights and obligations under the principal agreements relating to Plant Vogtle Units 3 and 4 and to acquire all or a portion of Georgia Power’s ownership interest in Plant Vogtle Units 3 and 4.

During construction of Plant Vogtle Units 3 and 4, Georgia Power may voluntarily prepay all outstanding borrowings under the Facility in full at any time; provided that Georgia Power cancels the remaining Facility commitment. Following the completion of construction of Plant Vogtle Units 3 and 4, Georgia Power may voluntarily prepay all or any portion of the principal amount of any outstanding borrowings at any time.

Under the FFB Credit Facility Documents, any prepayment (whether mandatory or optional) will be made with a make-whole premium or discount, as applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2014		THE SOUTHERN COMPANY

	By	/s/Melissa K. Caen
Melissa K. Caen Corporate Secretary

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